Exhibit 10.19

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) made and entered into as of the 27th day of July, 2011, by and among Erin Property Holdings, LLC (“Borrower”), BANK OF ATLANTA (the “Lender”), and BANK OF ATLANTA (“Escrow Agent”);

W I T N E S S E T H:

WHEREAS, Borrower is the owner of those certain improvements known as 606 Simmons St., Dublin, Laurens County, Georgia 30121 (together with all improvements now or hereafter located thereon, the “Property”) of Borrower located in Laurens County, Georgia and being more particularly described on Exhibit “A” attached hereto and by reference made a part hereof; and

WHEREAS, Bank of Atlanta has made a loan (the “USDA Loan”) to Borrower in the amount of Five Million and No/100 Dollars ($5,000,000.00) and Bank of Atlanta has made a loan (“SBA Loan”) in the amount of Eight Hundred Thousand and No/100 Dollars ($800,000.00), evidenced by promissory notes made by Borrower to the order of Bank of Atlanta and secured by Deeds to Secure Debt and Security Agreement  given to Bank of Atlanta (such note and Deeds to Secure Debt and Security Agreement and any other documents evidencing, securing or relating to the Loan hereinafter referred to as the “Loan Documents”); and

WHEREAS, the Borrower shall complete certain capital improvements to the Property in the approximate amount of $250,000.00 the (“Renovations”); and

WHEREAS, to insure the completion of said Renovations, and as additional collateral for payment of the USDA Loan, Lender and Borrower desire that Borrower and/or Lender shall deposit with Escrow Agent the sum of One Hundred Twenty-Five Thousand and 00/100 ($125,000.00) as of the date hereof (the “Escrow Fund”);

WHEREAS, in addition to the Escrow Fund, Borrower shall allocate One Hundred Twenty-Five Thousand and 00/100 ($125,000.00) Additional Non-Escrowed Funds to complete the required Renovations;

WHEREAS, Borrower, Lender and Escrow Agent desire to evidence their agreement with respect to the holding and disbursement of the Escrow Fund and evidence of application of Additional Non-Escrowed Funds to the Renovations;

NOW, THEREFORE, in consideration of the covenants hereafter set forth, and other good and valuable considerations, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto do hereby agree as follows:

1.             Escrow Fund.  Escrow Agent does hereby acknowledge receipt of the Escrow Fund and does hereby agree to hold, and disburse the same in accordance with this Agreement.  Said Escrow Fund will be interest bearing.

2.             Disbursements of Escrow Fund for Work.  Borrower’s Additional Non-Escrowed Funds must be exhausted, subject to the terms of Paragraph 4, before there can be any disbursements from the Escrow Fund.  Once the  Additional Non-Escrowed Funds have been fully depleted, the Borrower shall be able to request and be entitled to receive a disbursement twice a calendar month from the Escrow Fund upon the completion of the Renovations (the “Work”) pertaining to any work within the Renovations, subject to satisfaction of the requirements set forth in this Paragraph 2.  Lender shall direct Escrow Agent in writing to make each such disbursement, subject to and in accordance with the following conditions and requirements:

A.            Request for Advance.  At such time as Borrower shall desire to obtain a disbursement of any portion of the Escrow Funds, Borrower shall complete, execute and deliver to Lender and Escrow Agent a written request for an advance (“Draw Request”).

B.            Evidence of Progress of Work.  Said Draw Request shall be accompanied by evidence of work completion in form and content satisfactory to Lender, including but not limited to copies of all bills, invoices or statements for expenses for which the Draw Request is requested.

C.            Written Authorization of Disbursements.  Escrow Agent will not disburse Escrow Funds for Draw Requests without the express written consent of Lender.

D.            Draw Request Disbursements.  Each Draw Request may be paid to a maximum of three (3) different parties and will be made by joint payee checks or wire transfer, as applicable.  Additionally, Borrower may elect to pay qualified expenses out-of-pocket and request that reimbursement be included in a Draw Request.  Any such reimbursement request must be accompanied by evidence of Borrower payment, such as a copy of a cancelled check, acceptable to Lender.

E.             Lien Waivers.  Lender shall receive executed lien waivers from contractors for all work performed.

3.             Disbursements to Lender.  Failure of Borrower to complete the Work contemplated by this Agreement on or before July 27, 2013 shall constitute a default hereunder and under the Loan Documents.  Upon notification from Lender of such failure, the Escrow Agent shall immediately disburse the Escrow Fund to Lender to be applied at Lender’s election against the Lender’s loan, whether or not due and in whatever order Lender elects, or for purposes of completion of the Work contemplated by this Agreement.

4.             Additional Non-Escrowed Funds.   Borrower shall have two (2) years from the date of this agreement or July 27, 2013 to complete Renovations funded by Borrower’s Additional Non-Escrowed Funds.  Borrower shall provide Lender satisfactory proof of payment of Borrower’s Additional Non-Escrowed Funds for the Renovations.

5.             Termination.  This Agreement shall terminate upon that date (the “Termination Date” which is the earlier to occur of (a) July 27, 2013 or (b) the date upon which the Escrow fund is totally depleted by the final disbursement made pursuant to Paragraph 2 and upon which the depletion of Additional Non-Escrowed Funds, satisfactory to the Lender.

6.             Escrow Agent.  In order to induce Escrow Agent to hold and disburse the Escrow Fund as required by this Agreement, Borrower and Lender do hereby agree that:

(a)           The functions and duties of Escrow Agent with respect to disbursements hereunder are those of an independent contractor and include only those set forth in this Agreement.

Escrow Agent is not entitled to act in any manner whatsoever except in accordance with the terms and conditions of this Agreement.

(b)           All checks or drafts deposited into the Escrow Fund with Escrow Agent under this Agreement will be processed for collection in the normal course of business.

(c)           Escrow Agent shall not be liable for any loss or damage resulting from the following:

(i)            Any default, error, action or omission of any other party.

(ii)           The expiration of any time limit or other delay, unless such time limit was known to Escrow Agent and the resulting loss was solely caused by failure of Escrow Agent to proceed in accordance herewith.

(iii)          Lack of authenticity, sufficiency and effectiveness of any documents delivered to it and lack of genuineness of any signature or authority of nay person to sign any such document.

(iv)          Compliance by Escrow Agent with any and all legal process, writs, orders, judgments, and decrees of any court whether issued with or without jurisdiction and whether or not subsequently vacated, modified, set aside or reversed.

(v)           Escrow Agent’s assertion or failure to assert any cause of action or defense in any judicial, administrative or other proceedings either in its own interest or in the interest of any other party or parties.

(d)           If written notice of default, nonperformance or dispute is given to Escrow Agent by Borrower or Lender within a reasonable time prior to any required performance of Escrow Agent hereunder, Escrow Agent shall notify in writing the remaining third party hereto of the receipt of such notice.  Borrower hereby indemnifies, saves and holds harmless the Escrow Agent from and against all expenses, costs and reasonable attorneys’ fees incurred in connection with any interpleader action.

(e)           If Escrow Agent is made a party to any judicial, nonjudicial or administrative action, hearing or process not based upon the malfeasance or negligence of Escrow Agent in performing its duties hereunder, which action, hearing or process seeks to attach, recover or direct the disbursement or release of the Escrow Fund, then the expenses, costs and reasonable attorneys’ fees incurred by Escrow Agent in responding to such action, hearing, or process shall by paid by the party or parties whose alleged acts are the basis for such proceedings and such party shall indemnify, save and hold Escrow Agent harmless from and against said expenses, costs and fees so incurred.

7.             Notices. Any and all notices, elections or demands permitted or required to be given under this Agreement shall be in writing, signed by or on behalf of the party giving such notice, election or demand, and shall be deemed to have been properly given and shall be effective upon being personally delivered, or upon being deposited in the United States mail, postage prepaid, certified with return receipt required, and shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof, or upon being deposited with an overnight delivery service requiring proof of delivery, to the other party at the address of such other party set forth below or such other address within the continental United States as such other party may designate by notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the time period in which a response to any such notice, election, demand or request must be given shall commence on the date of receipt thereof; and provided further that no notice of change of address shall be effective until the date of receipt thereof.  Personal delivery to a partner or any officer, partnership, agent or employee of such party at said address shall constitute receipt.  Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been given shall also constitute receipt.  Copies of all notices shall be sent via fax.  Any such notice, election, demand, request or response shall be addressed as follows:

If given to Escrow Agent/Lender, shall be addressed as follows:

BANK OF ATLANTA

Attn: Thomas Dorman

1970 Satellite Blvd

Duluth, GA 30097

and, if given to Borrower, shall be addressed as follows:

Erin Property Holdings, LLC

Two Buckhead Plaza

3050 Peachtree Road, Suite 355

Atlanta, Georgia  30305

with a copy to:

HARBIN & MILLER, LLC

3085 E. Shadowlawn Ave.

Atlanta, GA 30305

Attn:  Reid Harbin, Esq.

8.             Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal representatives, successors, successors-in-title and assigns.  This Agreement is made and intended as a Georgia contract and shall be so construed.

9.             Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereby have executed this Agreement under seal, as of the date first above written.

BORROWER:

Signed, sealed and delivered	Erin Property Holdings, LLC
in the presence of:

/s/ ILLEGIBLE	BY:	/s/ Chris Brogdon	(L.S.)
Witness	Chris Brogdon, Manager

/s/ Damaris Marriaga
Notary Public

ESCROW AGENT/LENDER:

Signed, sealed and delivered	BANK OF ATLANTA
in the presence of:

/s/ ILLEGIBLE	BY:	/s/ Thomas L. Dorman
Witness	NAME:	Thomas L. Dorman
TITLE:	S.V.P.

/s/ Karen Rivers
Notary Public	[BANK SEAL]